CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 14, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of Credit Suisse Institutional High Yield Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm and Counsel" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, MD
December 1, 2004